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PRIMEDEX HEALTH SYSTEMS, INC. AND AFFILIATES
EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
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                                                       Three months ended
                                                             January
                                                 -------------------------------
                                                      2003              2002
                                                 -------------     -------------
BASIC
  Weighted average number of common
     shares outstanding used in computing
     basic earnings per share                      41,053,234        40,732,640

   (Loss) Income available to common
     stockholders                                $ (1,996,000)     $    917,000
                                                 =============     =============

  Basic (loss) earnings per share                $      (0.05)     $       0.02
                                                 =============     =============

DILUTED
  Weighted average number of common
     shares outstanding used in computing
     basic earnings per share                      41,053,234        40,732,640
  Assumed exercise of stock
     options and warrants                                  --           702,401
                                                 -------------     -------------
                                                   41,053,234        41,435,041
                                                 =============     =============

  (Loss) Income available to common
    stockholders plus assumed conversions        $ (1,996,000)     $    917,000

  Diluted (loss) earnings per share              $      (0.05)     $       0.02
                                                 =============     =============